Exhibit 99

FOR IMMEDIATE RELEASE DATE: JANUARY 13, 2006	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. RELEASES PRELIMINARY OUTLOOK

FOR THE SECOND QUARTER AND FISCAL 2006

        Cincinnati, January 13, 2006 – LSI Industries Inc. (Nasdaq:LYTS) today announced that, based on preliminary information, it expects to report net sales and diluted per share earnings below analysts’ “street” estimates for the second quarter ended December 31, 2005 and the fiscal year ending June 30, 2006. Current analysts’ “street” estimates for the second quarter of fiscal 2006 range between $80.1 and $81.9 million for net sales and between $0.24 and $0.30 for diluted earnings per share. Management now expects net sales to be approximately $73 million and diluted earnings per share to be between $0.18 and $0.19 for the second quarter. Net sales and diluted earnings per share were $74.3 million and $0.24, respectively, for the second quarter of the prior fiscal year.

        For the fiscal year ending June 30, 2006, management now expects net sales to be between $265 million and $275 million and diluted earnings per share to be between $0.64 and $0.70. Current analysts’ “street” estimates for fiscal 2006 range between $304.1 million and $307.4 million in net sales and between $0.89 and $0.96 in diluted earnings per share. For the prior fiscal year, net sales were $282.4 million and diluted earnings per share were $0.73. The Company expects to release second quarter operating results on January 26, 2006.

        Robert J. Ready, President and Chief Executive Officer, commented, “Our highly profitable graphics business, which achieved record profits in fiscal year 2005, is experiencing lower sales volume as a result of certain new customers with major re-imaging needs delaying their programs from what had been previously expected. We believe this is a temporary timing issue as our graphics unit recently completed several major programs and has not yet replaced this lost volume with new business. Based on new and existing customer graphic programs we have underway, including several in relatively early prototype shipment stages, such as SBC/AT&T, we anticipate sales volume and profits will begin to increase during the fourth quarter of this fiscal year.

        We feel very positive about the intermediate and long-term outlook for our graphics business. However, the nature of the graphics business, and that of our petroleum/convenience store lighting business, will continue to have elements of timing uncertainty as customers make on-going decisions as they refine and fine-tune their re-imaging plans and programs. Understandably, we cannot change the inherent nature of our customers’ program development/shipment cycles. Our job is to see that each cycle results in increased business and carries our operating results to ever higher levels.

        Our lighting business is achieving stronger sales with profits well above prior year levels, and the outlook is positive for the balance of fiscal 2006 and beyond. Our strong position and expertise in the petroleum lighting market has resulted in our Encore lighting fixtures being exclusively specified for Chevron’s announced re-imaging program.

        The new organizational structure is working effectively, and our operating and growth strategies are being executed with success. While we now expect to see fiscal 2006 sales and earnings below those of fiscal 2005, the stage appears to be set for significant growth in operating results during fiscal 2007.”

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

        This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

      About the Company

        LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

        For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

        Additional note: Today’s news release is available on the Company’s internet site at www.lsi-industries.com or by fax, by calling the Investor Relations Department at (513) 793-3200.